EXHIBIT 99.1

News Release
For Immediate Release Wednesday, March 4, 2009	Contact Information: Dave Gibbs, President and CEO (832) 375-0330

SOUTHERN STAR ENERGY ANNOUNCES SPUDDING OF THE COMPANY’S

THIRD HAYNESVILLE TEST WELL AND COMPLETION ACTIVITIES IN ITS

LATEST COTTON VALLEY WELLS

HOUSTON – (PR Newswire) – March 4, 2009 – Southern Star Energy Inc. (OTCBB: SSEY, the “Company” or “Southern Star”), an exploration and production company with reserves and production from leases located in northern Louisiana, today announced that the Boyce-Pate 16-1 Well, the Company’s third planned Haynesville test well, spudded on February 19, 2009. The Company also released results of its first-stage frac results in the L. Moore 20-1 Cotton Valley completion.

The Boyce-Pate 16-1 Well is located in the east-central portion of the Company’s producing Sentell Field in Bossier Parish, Louisiana. The Company intends to further delineate the Sentell Field in the Cotton Valley Formation before drilling ahead into the deeper Haynesville Formation in this location, and anticipates announcing results later in March 2009. Extensive petrophysical data will be collected on this well, data which will be worked into the Company’s on-going in-house technical analysis, as well as Core Lab’s Regional Haynesville Shale Study. The Company previously announced two successful Haynesville test wells, the Atkins-Lincoln 17-1 and the A.S. Burt 20-1, both of which established the presence of the Haynesville Shale on the Company’s acreage position.

Completion operations are underway on the L. Moore 20-1 Well to test multiple prospective intervals in the Upper Davis section of the Cotton Valley Formation. The Company fracture stimulated the first horizon, a fourteen-foot interval between measured depths of 9,086 feet and 9,100 feet, with 78,000 pounds of proppant. This zone is currently testing at approximately 400 thousand cubic feet per day (Mcfd). The Company plans to test this first stage for three to four additional weeks before testing additional intervals.

Pipeline construction activities have commenced to extend the field gathering system southward to the Cash Point 30-1 location in order to accommodate production from selected Cotton Valley intervals at that location. The Company anticipates commencing completion operations on the Cash Point 30-1 Well by early April 2009.

Dave Gibbs, Southern Star’s President and Chief Executive Officer, said: “The Boyce-Pate 16-1 Well is Southern Star’s third planned Haynesville test within the Sentell Field. Drilling this well is consistent with our strategic focus to drill Haynesville wells in and among our successful Cotton Valley wells. We announced in 2008 that Southern Star drilled two successful deep vertical test wells. Drilling the Boyce Pate 16-1 underscores our ability to drill wells to test the deeper Haynesville zone, and to operate in challenging market conditions. We remain positive about the future of Southern Star. Positive results in this location would be additional evidence of the quality of our acreage position in two prolific zones and the potential benefit to our investors and our shareholders.”

About Southern Star Energy

The Company’s strategy is to acquire under-drilled oil and natural gas leases with significant proven development drilling opportunities and use all available technologies to increase the valuation of the acquired assets. This strategy reduces the Company’s risk, allowing the Company to build free cash flow for strategic acquisitions. The Company owns a 40% working interest and operates in approximately 5,400 leasehold acres in the Sentell Field, located in the heart of the known Cotton Valley trend north of Shreveport, Louisiana. To date, the Company has drilled nine successful tests of the Cotton Valley Sands, the first five of which are connected to the market and producing revenues. Shareholders and prospective investors and analysts are encouraged to visit the Company’s website: www.ssenergyinc.com to learn more about the Company and the Cotton Valley Trend.

Cautionary Statements to Shareholders

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Southern Star Energy’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition; risks inherent in Southern Star Energy’s operations; the further delineation of the Sentell Field’s Cotton Valley formation; drilling ahead in the Haynesville Formation; the timeline for announcing results; collecting petrophysical data on the Boyce Pate 16-1 Well; working such data into the Company’s technical analysis and the Core Laboratories Regional Haynesville Shale Study; testing the first stage and additional intervals of the L. Moore 20-1 Well; commencing completion operations on the Cash Point 30-1 Well; the Company’s ability to drill wells to test the Haynesville zone; the Company’s ability to operate in a challenging market; the future of Southern Star; the quality of Southern Star’s acreage positions; and the potential benefit for our investors and shareholders. Often, but not always, forward-looking statements can be identified by the use of words (1) such as “intends,”

 “before,” “anticipates,” “plans,” “indicates,” “remain positive,” “evidence,” and “potential” including variations and negative variations of such words or (2) that state that certain actions, events or results “will” or “would” be taken, occur or be achieved. Southern Star makes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable laws or regulatory policies.

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